EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is effective as of July 18, 2017, by and between Advaxis, Inc., a Delaware corporation (the “Company”), and Anthony Lombardo (“Executive”).

WHEREAS, the Company and Executive desire to enter into this Agreement pursuant to which the Company will employ Executive in the capacity, for the period, and on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein contained, the parties hereby agree as follows:

1. EMPLOYMENT AND DUTIES. The Company hereby employs Executive and Executive hereby accepts such employment in the capacity of Interim Chief Executive Officer of the Company, and agrees to act in accordance with the terms and conditions hereinafter set forth. During the Term (as defined below), Executive agrees that he will devote time, attention and skills to the operation of the Business (as defined below) of the Company and that he will perform such duties, functions, responsibilities and authority in connection with the foregoing as are customarily assigned to individuals serving in such positions and such other duties consistent with Executive’s titles and positions as the Board of Directors of the Company (the “Board”) specifies from time to time. For purposes of this Agreement, the “Business” of the Company shall be defined as the development and commercialization of immunotherapy drug candidates and related technology based products.

2. TERM. The term of this Agreement shall commence on the date hereof and shall continue for a period of one (1) year (the “Initial Term”). Thereafter, this Agreement shall be automatically renewed for one year periods (“Renewal Terms”), unless otherwise terminated by the Company or Executive upon written notice to the other given not less than ninety (90) days prior to the expiration of the Initial Term or the applicable Renewal Term of the Agreement. The Initial Term and any Renewal Terms thereof shall be referred to herein as the “Term.”

3. COMPENSATION. In consideration of all the services to be rendered by Executive to the Company hereunder, the Company hereby agrees to pay or otherwise provide Executive the following compensation and benefits. It is furthermore understood that the Company shall have the right to make any applicable deductions or withholdings as agreed to by the parties or required by applicable law (including but not limited to Social Security payments, income tax withholding and other required deductions not in effect or which may become effective by law any time during the Term) from the following compensation.

(a) SALARY. Effective July 18, 2017, Executive shall receive an annual salary of Three Hundred Fifty-Five Thousand Dollars ($355,000) (“Base Salary”), payable in equal installments not less frequently than bi-monthly in accordance with the Company’s salary payment practices and employment tax withholding obligations in effect from time to time for senior executives of the Company.

(b) ONE-TIME BONUS. Within thirty (30) days after the effective date of this Agreement, the Company will pay to Executive a one-time lump-sum bonus equal to $88,000.

(c) ANNUAL BONUS. At the end of each fiscal year of the Company, in addition to the Base Salary then in effect, Executive shall be eligible to receive a bonus payment (the “Bonus Payment”) targeted to 50% of the Base Salary then in effect (the “Bonus Percentage”) if the Executive and Company meet certain mutually agreed goals established during the first ninety (90) days of each fiscal year. The Bonus Payment, if any, will be paid in accordance with the Company’s bonus payment practices in effect from time to time for senior executives of the Company, and the Compensation Committee will have sole discretion to determine whether the mutually agreed upon goals were attained during the year. Executive must be employed by the Company, without the occurrence of any of the Events of Termination, as that term is defined below, at the time that the Bonus Payment is paid to Executive.

(d) BENEFIT PLANS. As of the date hereof, Executive shall be eligible to participate in the Company’s group health insurance plan and any other benefit plan applicable to the Company’s senior executives.

(e) EXPENSES. Executive shall be entitled to be reimbursed for all reasonable expenses incurred by him in connection with the fulfillment of his duties hereunder, including all necessary continuing education and certification costs and related expenses; provided, however, that Executive has obtained the Company’s prior written approval of such expenses and has complied with all policies and procedures related to the reimbursement of such expenses as shall, from time to time, be established by the Company.

(f) VACATIONS AND SICK LEAVE. Executive shall be entitled to four (4) weeks paid vacation annually to be taken in accordance with the Company’s vacation policy in effect from time to time and at such time or times as may be mutually agreed upon by the Company and Executive. Unused vacation time may not be carried over from year to year. Executive shall also be entitled to sick leave in accordance with the Company’s sick leave policies in effect from time-to-time.

4. TERMINATION.

(a) EVENTS OF TERMINATION. This Agreement and the employment relationship shall terminate on the earliest to occur of the following events (the “Events of Termination”):

(i) expiration of the Term;

(ii) written mutual agreement of the Company and Executive;

(iii) the voluntary resignation by Executive with Good Reason. “Good Reason” shall be defined as: (a) a material reduction in Executive’s Base Salary or Bonus Percentage; (b) a significant adverse change in the nature or scope of the authority, powers, functions, responsibilities, or duties attached to the positions of Executive with the Company as set forth herein; or (c) a material breach by the Company or its successors of a term or condition of this Agreement.

(iv) the voluntary resignation of Executive without Good Reason;

(v) the death of Executive;

(vi) the disability of Executive. Executive shall be deemed disabled if, as a result of Employee’s incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full time basis for a period of one (1) month or longer;

(vii) the retirement of Executive;

(vii) the termination of Executive’s employment by the Company for “Just Cause,” as determined by the Company in its sole discretion. “Just Cause” shall include: (a) the failure by Executive to substantially perform his assigned duties for the Company, which failure has continued for a period of at least fifteen (15) days following written notice of demand for substantial performance, signed by an officer or director of the Company, has been delivered to Executive specifying the manner in which Executive has failed to substantially perform; (b) Executive engaging in conduct, which in the Company’s sole discretion, is demonstrably and materially injurious to the Company, which Executive does not cease following Executive’s receipt of written notice from the Company specifying the nature of such conduct; (c) behavior constituting gross negligence or willful misconduct by the Executive during the course of his duties and the term of this Agreement; (d) the misappropriation of corporate assets or corporate opportunities by Executive or any other acts of dishonesty or breach of Executive’s fiduciary obligation to the Company; or (e) the involvement of Executive in a felony or a misdemeanor involving moral turpitude (including the entry of a plea of nolo contendre); or

(viii) the termination of Executive’s employment by the Company without Just Cause.

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(b) EVENTS OF TERMINATION TRIGGERING SEVERANCE PAYMENT. If the Company terminates Executive’s employment without Just Cause, if the Executive’s employment terminates at the end of the Term as a result of the Company notifying Executive that the Term shall not be renewed, if Executive voluntarily resigns with Good Reason, as that term is defined above, then Executive shall be entitled to receive, in addition to the applicable Base Salary, plus any accrued but unused vacation time and unpaid expenses (in accordance with Sections 3(d) and (e) hereof) that have been earned by Executive as of the date of such termination (“Termination Date”), provided Executive properly executes and does not revoke a general release in favor of the Company (in the form reasonably provided by the Company at the time of separation from his employment) within forty-five (45) days following such Termination Date, the following severance payments (the “Severance Payments”):

(i) a lump sum payment equal to one (1) times the Base Salary rate then in effect, as determined on the first day of the calendar month immediately preceding the day of termination, to be paid within sixty (60) days following the Termination Date;

(ii) for twelve (12) months following the Termination Date, health benefits substantially similar to those which Executive was receiving or entitled to receive immediately prior to termination;

(iii) reimbursement for financial planning services for twelve (12) months following the Termination Date in an amount not to exceed $15,000;and

(iv) all equity awards (including stock options and restricted stock units) held by Executive will be deemed fully vested as of the Termination Date, and the period for exercising any outstanding stock rights will be extended until the second anniversary of the Termination Date (but, to the extent required for compliance with Section 409A, not beyond the earlier of the latest date upon which the stock right would have expired by its original terms under any circumstances or the tenth anniversary of the original grant of the stock right).

Executive shall have no duty to mitigate the payment of the Severance Payments by seeking other employment or in any other manner, and the Severance Payments shall not be reduced or otherwise affected by any amounts Executive may receive from other employment or self- employment.

(c) EVENTS OF TERMINATION NOT TRIGGERING SEVERANCE PAYMENT. If Executive’s employment with the Company is terminated for any reason other those specifically enumerated in Section 4(b) of this Agreement, including, but not limited to, the expiration of the Term as a result of Executive notifying the Company that the Term shall not be renewed, written mutual agreement of the Company and Executive, the voluntary resignation of Executive without Good Reason, the death, disability or retirement of Executive, or the termination of Executive’s employment by the Company with Just Cause, Executive shall not be entitled to receive any compensation other than his accrued wages through the effective date of such termination, plus any accrued but unused vacation time that has been earned by and reimbursement of any expenses incurred (in accordance with Sections 3(d) and (e) hereof) as of the date of such termination. Executive shall also be entitled to the continuation of group health plan benefits to the extent authorized by and consistent with 29 U.S.C. § 1161 et seq. (commonly known as “COBRA”), provided, that, Executive shall be solely responsible for premiums, costs and expenses associated therewith. In addition, if Executive dies while in the employment of the Company, (i) all equity awards (including stock options and restricted stock units) held by Executive will be deemed fully vested as of the date of death, and the period for exercising any outstanding stock rights will be extended until the second anniversary of the Termination Date (but, to the extent required for compliance with Section 409A, not beyond the earlier of the latest date upon which the stock right would have expired by its original terms under any circumstances or the tenth anniversary of the original grant of the stock right), and (ii) Executive shall be entitled to receive a Bonus Payment for the year, equal to the target Bonus Percentage for such year, multiplied by the Base Salary in effect immediately prior death, multiplied by a fraction, the numerator of which are the number of calendar days Executive was employed during such year and the denominator is 365, with such bonus payable within thirty (30) days following Executive’s death. The provisions of this Section 4(c) shall be in addition to, and not in lieu of, any other rights and remedies the Company may have at law or in equity under any other provision of this Agreement in respect of such termination of employment.

(d) SECTION 409A.

(i) Notwithstanding anything to the contrary in this Agreement, no Severance Payments or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other Severance Payments or separation benefits, are considered deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A.

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Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s “separation from service”, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s “separation from service.” All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s “separation from service”, but prior to the six (6) month anniversary of the “separation from service”, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. For purposes of this Agreement, “Treasury Regulations” shall mean the treasury regulations promulgated under the Internal Revenue Code of 1986, as amended.

(ii) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A limits will not constitute Deferred Payments for purposes of clause (i) above.

(iii) The Severance Payments provided under this Section 4 are intended to be exempt from or comply with the requirements of Section 409A so that none of the Severance Payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

5. CONFIDENTIALITY. Executive acknowledges and agrees that all nonpublic information concerning the business of the Company or any of its affiliates including without limitation, nonpublic information relating to it or its affiliates’ products, customer lists, pricing, trade secrets, patents, business methods and cost data, business plans, strategies, drawings, designs, nonpublic information regarding product development, marketing plans, sales plans, manufacturing plans, management organization (including but not limited to nonpublic data and other information relating to members of the Board, the Company or any of their affiliates or to management of the Company or any of its affiliates), operating policies or manuals, financial records, design or other nonpublic financial, commercial, business or technical information (i) relating to the Company or any of its affiliates or (ii) that the Company or any of its affiliates may receive belonging to suppliers, customers or others who do business with the Company or any of its affiliates (collectively, the “Confidential Information”) is and shall remain the property of the Company. Executive recognizes and agrees that all of the Confidential Information, whether developed by Executive or made available to Executive, other than (i) information that is generally known to the public, (ii) information already properly in Executive’s possession on a non-confidential basis from a source other than the Company or its affiliates, which source to Executive’s knowledge is not prohibited from disclosing such information by a legal, contractual or other obligation of confidentiality to the Company or its affiliates, or (iii) information that can be demonstrated by Executive to have been independently developed by Executive without the benefit of Confidential Information from the Company or its affiliates, is a unique asset of the business of the Company, the disclosure of which would be damaging to the Company. Accordingly, Executive agrees to use such Confidential Information only for the benefit of the Company. Executive agrees that during the Employment Period and until the sixth anniversary of the date of termination or expiration Executive’s employment with the Company or its affiliates, Executive will not directly or indirectly, disclose to any person or entity any Confidential Information, other than information described in clauses (i), (ii) and (iii) above, except as may be required in the ordinary course of business of the Company or as may be required by law or government authority. If disclosure of any Confidential Information is requested or required by legal process, civil investigative demand, formal or informal governmental investigation or otherwise, Executive agrees (i) to notify the Company promptly in writing so that the Company may seek a protective order or other appropriate remedy, and to cooperate fully, as may be reasonably requested by the Company, in the Company’s efforts to obtain such a protective order or other appropriate remedy, and (ii) shall comply with any such protective order or other remedy if obtained. Information concerning the business of the Company or any of its affiliates that becomes public as a result of Executive’s breach of this Section 5 shall be treated as Confidential Information under this Section 5. Notwithstanding any provision herein to the contrary, Executive may disclose the terms of this Agreement to the extent necessary to enforce its rights under this Agreement.

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6. INDEMNIFICATION. The Company shall indemnify Executive to the fullest extent permitted by the Delaware General Corporation Law if he is made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, including without limitation actions or proceedings by or in the right of the Company, by reason of the fact that he is or was a director, officer or employee of the Company or serves or served any subsidiary or any other enterprise as a director, officer or employee at the request of the Company (a “Proceeding”), and shall advance Executive funds to pay for the reasonable defense costs associated with such Proceeding, subject in each case to the limitations and exceptions in Delaware General Corporation Law. The Company shall maintain reasonable directors’ and officers’ insurance coverage for its officers and directors, and the amount and terms of such coverage shall not be reduced or terminated because the officer or director no longer serves in such capacity. The rights to indemnification granted hereunder shall not be deemed exclusive of any other rights to indemnification or the advancement of expenses which Executive may be entitled under the Company’s Certification of Incorporation or bylaws, any written agreement, Board of Directors’ resolution, vote of stockholders or otherwise.

7. NOTICES. Any notice or other communication required or permitted to be given hereunder shall be in writing and deemed to have been given when delivered in person or when dispatched by telegram, electronic mail, or electronic facsimile transfer (confirmed in writing by mail, registered or certified, return receipt requested, postage prepaid, simultaneously dispatched) to the addressees at the addresses specified below.

If to Executive:	Anthony Lombardo

If to the Company:	Dr. David Sidransky
Chairman of the Board
Advaxis, Inc.
305 College Road East
Princeton, New Jersey 08540

or to such other address or fax number as either party may from time to time designate in writing to the other.

8. GOVERNING LAW. This Agreement is made and entered into in the State of New Jersey, and shall in all respects be interpreted, enforced, and governed by and continued and enforced in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of New Jersey applicable to contracts entered into and to be performed in New Jersey.

9. ASSIGNMENT. The rights and obligations of the parties under this Agreement shall not be assignable without written permission of the other party.

10. SEVERABILITY. The invalidity of any provision of this Agreement under the applicable laws of the State of New Jersey or any other jurisdiction, shall not affect the other provisions hereby declared to be severable from all other provisions. The intention of the parties, as expressed in any provision held to be void or ineffective, shall be given such full force and effect as may be permitted by law.

11. SURVIVAL. The obligations of the Company or its successor to pay any Severance Payments required hereunder subsequent to the termination of this Agreement and the obligations of Executive under Section 5 hereof, and all subparts thereof, shall survive the termination of this Agreement.

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12. DISPUTE RESOLUTION. Except for the right of either party to apply to a court of competent jurisdiction for a temporary restraining order, a preliminary injunction, or other equitable relief to preserve the status quo or prevent irreparable harm, any and all claims, disputes or controversies arising under, out of, or in connection with the Agreement, including any dispute relating to production, use or commercialization, which the parties shall be unable to resolve within sixty (60) days, shall be submitted to good faith mediation. The party raising such dispute shall promptly advise the other party of such claim, dispute or controversy in a writing, which describes in reasonable detail the nature of such dispute. By not later than five (5) business days after the recipient has received such notice of dispute, each party shall have selected for itself a representative who shall have the authority to bind such party, and shall additionally have advised the other party in writing of the name and title of such representative. By not later than ten (10) business days after the date of such notice of dispute, the party against whom the dispute shall be raised shall select a mediation firm, company, or agency in New Jersey, or identify an individual mediator(s), and such representatives shall schedule a date with such firm or mediator(s) for a mediation hearing. The parties shall enter into good faith mediation and shall share the costs equally. If the representatives of the parties have not been able to resolve the dispute within fifteen (15) business days after such mediation hearing, the parties shall have the right to pursue any other remedies legally available to resolve such dispute in either the Courts of the State of New Jersey or in the United States District Court for the District of New Jersey, to whose jurisdiction for such purposes Company and Executive each hereby irrevocably consents and submits.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Advaxis, Inc.
a Delaware corporation

By:	/s/ Dr. David Sidransky
Dr. David Sidransky
Chairman of the Board

Executive:

/s/ Anthony Lombardo
Anthony Lombardo

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